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                      [PORTER & HEDGES, L.L.P. LETTERHEAD]


                                                                     EXHIBIT 5.1


                                 June 24, 1998

Grey Wolf, Inc.
10370 Richmond Avenue, Suite 500
Houston, Texas 77042-4136

        Re:     Opinion as to legality of 8 7/8% Senior Notes due 2007, Series C

Ladies and Gentlemen:

         We have examined the articles of incorporation, the bylaws, and the corporate proceedings of Grey Wolf, Inc., a Texas corporation (the "Company"), and certain of its subsidiaries relating to the registration under the Securities Act of 1933, as amended, of $75,000,000 aggregate principal amount of 8 7/8% Senior Notes due 2007, Series C (the "Exchange Notes") (including guarantees by certain of the Company's domestic subsidiaries (the "Guarantees")), to be issued pursuant to an Indenture, dated as of May 8, 1998, between the Company and Chase Bank of Texas, National Association, as Trustee (the "Indenture"), and the qualification of the Indenture under the Trust Indenture Act of 1939, as amended, on behalf of the Company. The Exchange Notes will be issued in exchange for the Company's outstanding 8 7/8% Senior Notes due 2007, Series B on the terms set forth in the prospectus contained in the Registration Statement and the Letter of Transmittal filed as an exhibit thereto (the "Exchange Offer"). In giving this opinion, we have made such other examinations as we deem necessary in the premises and from such examinations we are of the opinion that:

         1. Upon execution and delivery, the Indenture was duly authorized by all necessary corporate action, and it constitutes a legal, valid, and binding instrument enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other laws relating to or affecting enforcement of creditors' rights generally, and except that remedies of specific performance and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court.

         2. When issued, the Exchange Notes and the Guarantees will have been duly authorized by all necessary corporate action, and when authenticated, delivered in accordance with the terms of the Exchange Offer and the Indenture, will be legal, valid, and binding obligations of the Company and the affected subsidiaries, respectively, entitled to the benefits of the Indenture and enforceable in accordance with its and their terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other laws relating to or affecting enforcement of creditors' rights generally, and except that remedies of specific performance and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court.

         We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus included as a part of the Registration Statement.

         This opinion is conditioned upon the Registration Statement being declared effective and upon compliance by the Company with all applicable provisions of the Securities Act of 1933, as amended, and such state securities rules, regulations and laws as may be applicable.

                                                   Very truly yours,

                                                   /s/ PORTER & HEDGES, L.L.P.

                                                   PORTER & HEDGES, L.L.P.